QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 5.1

    [LETTERHEAD OF SNOW BECKER KRAUSS P.C.]

August 14, 2001

UNOVA, Inc.
21900 Burbank Boulevard
Woodland Hills, California 91367-7418

  Re:
  Form S-8 Relating to 1,000,000 Shares of Common Stock, Par Value $.01 Per Share, of UNOVA, Inc., Issuable Under the 2001 Stock Incentive Plan

Gentlemen:

    We are counsel to UNOVA, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Form S-8 (the "Registration Statement") relating to 1,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of interests granted pursuant to the Company's 2001 Stock Incentive Plan (the "Plan").

    We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plan, resolutions of the Board of Directors of the Company relating to the adoption of and amendments to the Plan and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

    In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

    Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ SNOW BECKER KRAUSS P.C. SNOW BECKER KRAUSS P.C.

QuickLinks

EXHIBIT 5.1